EXHIBIT 10.1

THIS AGREEMENT (“Agreement”) is entered into as of the Effective Date (as defined in Paragraph 1), by and between Occidental Petroleum Corporation, a Delaware corporation (“Employer”), and Vicki Hollub (“you”), based upon the following:
A. You have been employed as a full-time employee of Employer or its parent, subsidiaries or affiliates (collectively, “OPC” or the “Company”) since June 15, 1981.
B. You have notified the Company of your intent to retire.
C.    The Executive Compensation Committee of the Board of Directors of the Company agrees that you have satisfied the eligibility requirements under the Occidental Petroleum Corporation Retirement Policy (“Retirement Policy”).
D.    This Agreement sets forth your benefits and obligations under the Retirement Policy.
In consideration of the mutual promises contained in this Agreement, the parties agree as follows:
1.Effective Date of Agreement: This Agreement will take effect at 12:00 a.m. on the eighth day after you sign this Agreement (the “Effective Date”), unless you revoke it as provided in Paragraph 12.
2.Retirement and Retirement Date: Your employment by the Company ends at 11:59 p.m. on June 1, 2026 (your “Retirement Date”).
3.Retirement Policy Benefits: Any benefits provided pursuant to this Paragraph 3 will be subject to the terms and conditions governing the applicable plan, including, without limitation, the right of OPC to modify, amend, change or terminate such plan at any time.
(a)Long-Term Incentive Full Vesting: The service-vesting conditions applicable to all of your outstanding long-term incentives will immediately be deemed satisfied in full (and any solely time-based awards will be paid to you as soon as administratively practicable thereafter but no later 30 days following the Effective Date); provided, however, that any such outstanding awards that are also subject to satisfaction of performance-vesting conditions shall remain outstanding and shall continue to be eligible to vest subject to the satisfaction of such conditions based on the actual results of the applicable financial or other metrics and shall be payable on the regular payment dates as per the terms of the applicable award agreement.
(b)Pro-Rated Annual Bonus: You will be eligible to receive a fiscal 2026 annual bonus under the Executive Incentive Compensation Plan (“EICP”) based on actual results and payable at the same time bonuses under the EICP are paid to other executives of the Company, subject to the terms of the EICP, and pro-rated based on the number of days you were employed during the 2026 performance period.
4.Other Benefit Plans and Programs: Except as expressly provided in Paragraph 3, your eligibility and participation in any employee benefit or compensation plans or programs offered by OPC will be subject to the terms and conditions governing the applicable benefit or compensation plan, including, without limitation, the right of OPC to modify, amend, change or terminate such plan at any time.

5.Confidential Information: You agree that you will continue to comply after your Retirement Date with any existing agreement with or for the benefit of OPC or between OPC and any third party for the benefit of the third party regarding confidential or proprietary information, including trade secrets and patents; provided, however, that any such existing confidentiality obligations will be amended to provide that they do not prohibit conduct permitted under Paragraph 21 of this Agreement. Additionally, you agree that except as otherwise expressly permitted under Paragraph 21 you will not divulge to any person, business, firm, or corporation, nor use to the detriment of OPC, nor use in any business, venture, or any organization of any kind, or in any process of manufacture, production or mining, at any time during the term of this Agreement or anytime thereafter:
(a)    Any trade secrets of OPC, in any form, including, without limitation, all graphic material, forms, documents, data and information; and
(b)    Any confidential information of OPC, in any form, including, without limitation, inventions, discoveries, improvements, methods, technology, business plans, environmental plans, procedures and practices, enterprises, manufacturing information, purchasing information, negotiations with any third parties, plant design or operation, financial results, medical records or information, or any other confidential information of OPC affecting or concerning any aspect of the business or operations of OPC, developed, acquired, used by, disclosed to or discovered by you during your employment by OPC.
However, nothing in this Agreement shall prohibit you from engaging in conduct that is Protected Conduct as provided for in Paragraph 21, or from disclosing confidential information when compelled to do so by applicable law (such as by court order or subpoena).
6.Return of Property: You agree to return to Employer on or before the Retirement Date, all originals, copies, and all electronic or digitally created or stored originals and copies of OPC’s directories, policies, procedures, manuals, reports, organization charts, documents, records and files, including without limitation all information of the type described in Paragraph 5(a) and (b).
7.Non-Disclosure: You will not disclose the terms and conditions of this Agreement to anyone other than your immediate family, accountant, or attorney or as directed by lawful court order. Nothing in this Agreement prohibits conduct that is permitted under Paragraph 21.
8.Waiver and Release: You absolutely and forever release and discharge OPC and its past and present parent entities, subsidiaries and affiliated entities and each of their shareholders, officers, directors, employees, insurance carriers, predecessors and successors, assigns, agents, attorneys, representatives, heirs, benefit plans, and administrators (referred to collectively as “Employer Releasees”) and each of them from all your claims for relief, causes of action, liabilities, debts, liens, expenses, damages, judgments, attorneys’ fees and costs of whatever kind or nature whatsoever, whether arising in law or equity, whether currently known or unknown, or later discovered by you, that you have, may have or claim to have against Employer Releasees, individually or collectively, arising out of, relating to, or resulting from any acts or omissions occurring prior to the execution of this Agreement, including without limitation, such acts or omissions arising out of, relating to or resulting from your employment, termination of employment or any compensation, benefits, or any other terms or conditions of that employment with OPC or its past and present parent entities, subsidiaries and affiliated entities (referred to collectively as your “Released Claims”).
(a)Your Released Claims include but are not limited to all claims arising out of any express or implied agreement, or any federal, California, Texas, New York, or other state, municipal, local, Federal or foreign constitution, statute, regulation or ordinance, order, public policy or common law, examples of which include, without limitation: Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Act of 1866; Equal Pay

Act; Pregnancy Discrimination Act, Age Discrimination in Employment Act of 1967; Employee Retirement Income Security Act of 1974; Americans with Disabilities Act; Family and Medical Leave Act of 1993; Rehabilitation Act of 1973; Worker Adjustment Retraining and Notification Act; the Uniformed Services Employment and Reemployment Rights Act; and all of the foregoing as they may have been amended.
(b)This Agreement does not waive claims you could make, if available, (i) under COBRA or for unemployment compensation, worker’s compensation or disability benefits, (ii) for vested rights to receive ERISA-covered benefits (e.g., pension or medical benefits) pursuant to a formally-adopted and properly-authorized written benefit plan as applicable on the date you sign this Agreement, (c) that may arise after you sign this Agreement, (iv) for reimbursement of expenses under OPC’s expense reimbursement policies, (v) challenging OPC’s failure to comply with its promises under this Agreement, or (vi) that controlling law clearly states may not be released by private agreement.
(c)Your Released Claims do not include obligations created by this Agreement or any existing rights to indemnity pursuant to statute, contractual indemnity, or By-law provisions of OPC.
9.Laws With Respect to Releases: There are laws that may invalidate releases of claims that are unknown to the releasing party. By signing this Agreement, and subject to the limitations provided in Paragraphs 8(b) above and 21 below, you agree to waive any protection to which you may otherwise be entitled against any Employer Releasees by virtue of any such law.
10.Entire Agreement: This Agreement and any previously signed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, and arbitration or other dispute resolution programs contain the entire agreement and understanding between the parties concerning the subject matters of this Agreement. Each party represents to the other that this Agreement is executed without reliance on any inducement or representation by anyone except as stated in this Agreement. Any other existing employment or consulting agreement or any plan, program or arrangement of Retirement, severance, termination, or pay continuation, oral, written or implied, between you and OPC shall be deemed to be terminated and of no further force or effect as of your Retirement Date. This Agreement can only be modified by a writing signed by you and Employer. The headings in this Agreement are for reference only and shall not affect the substance of this Agreement.
11.Arbitration: If you and OPC are parties to an arbitration agreement, the arbitration agreement survives this Agreement, will continue to apply in full force and effect, and will govern and apply to any and all claims or disputes arising out of or related to this Agreement. If you and OPC are not parties to an arbitration agreement or such arbitration agreement is deemed unenforceable, invalid, or inapplicable, you and OPC agree to the following Arbitration Agreement, then the following “Arbitration Agreement” applies:
(a)You and OPC mutually agree that, except as otherwise provided in this arbitration agreement, any and all claims or disputes, past, present, and future, arising out of or related to: (i) this Agreement, (ii) any other agreement between us, and/or (iii) your employment and retirement from employment with OPC will be decided by a single arbitrator through final and binding arbitration and not by a judge or jury, under the Employment Arbitration Rules (for individually-negotiated employment contracts) of the American Arbitration Association ("AAA Rules")(the AAA Rules are available via the internet at www.adr.org/employment or by using a service such as Google to search for “AAA Employment Arbitration Rules”); provided, however, if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement will govern. The parties agree the Federal Arbitration Act (“FAA”) (9 U.S.C. § 1 et seq.) applies to and governs this Arbitration Agreement, which evidences a transaction involving commerce. If the FAA does not apply to a particular dispute or to one or both parties, the parties agree the Texas Arbitration Act will apply. The arbitrator (who must be a retired judge from any jurisdiction) will be selected as follows: AAA will give each party a list of 11 arbitrators drawn from its panel of arbitrators, from which the parties will strike alternately by telephone conference administered by AAA, with the party to strike first to be determined by a coin toss conducted by AAA, until only one name remains.
(b)Except as it otherwise provides, this Arbitration Agreement applies, without limitation, to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Pregnancy Discrimination Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, Older Workers Benefits Protection Act of 1990, the Fair Credit Reporting Act, the Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act, state statutes or regulations addressing the same or similar subject matters, and any claims for violation of any federal, state or other governmental law, statute, regulation, or ordinance. OPC and you also agree that any dispute regarding the validity, scope, applicability, enforceability, or waiver of the Agreement and/or this Arbitration Agreement, including, but not limited to, any claim that all or any part of this Arbitration Agreement is void or voidable will also be resolved by an arbitrator—and not the court. However, the preceding sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class Action Waiver, as further described below. Notwithstanding any other clause or language in this Arbitration Agreement and/or any rules or procedures that might otherwise apply because of this Arbitration Agreement (including, without limitation, the AAA Rules), any disputes about the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act and/or any dispute about the validity, enforceability, or applicability of all or any portion of the Class Action Waiver will be determined only by a court of competent jurisdiction and not by an arbitrator.
(c)This Arbitration Agreement does not cover disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement, including, without limitation, disputes that may not be subject to a pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at your election). Moreover, any dispute or claim in connection with the receipt of benefits under any OPC-sponsored benefit plans shall be governed exclusively by the claims procedures under the applicable plan. If any claim(s) not covered under this Arbitration Agreement above are combined with claims that are covered under this Arbitration Agreement, the covered claims will be arbitrated and continue to be covered under this Arbitration Agreement, to the fullest extent permitted by applicable law. Either party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in arbitration.
(d)OPC and you waive any right for any dispute to be brought, heard, decided, or arbitrated as a class action and/or collective action, and the arbitrator will have no authority to hear or preside over any class and/or collective action (“Class Action Waiver”). Additionally, no arbitration proceeding under this Arbitration Agreement may be consolidated or joined with an arbitration proceeding involving different employees. The Class Action Waiver will be severable from this Arbitration Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the class or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.
(e)The arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted. Either party may file a motion to dismiss and/or a motion for summary judgment, and the arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator’s authority shall be limited to the award of remedies or relief that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction.
(f)In all cases where required by law, OPC will pay the costs and fees unique to arbitration, including the arbitrator’s fees. If applicable law allows for fee splitting, the fees and expenses of the arbitrator (including compensation) shall be borne equally by the parties. Each party will pay for its own costs and attorneys' fees, if any. However, if any party prevails on a claim which affords the prevailing party attorneys’ fees or costs, or if there is a written agreement providing for fees or costs, the arbitrator may award reasonable fees and/or costs to the prevailing party as provided by law or agreement. Any controversy regarding the payment of fees and expenses under this Arbitration Agreement shall be decided by the arbitrator. In the event applicable law, as determined by the arbitrator, requires a different allocation of arbitral fees and costs in order for this Arbitration Agreement to be enforceable, then such law will be followed.
(g)If any provision of this Arbitration Agreement is deemed to be void, voidable or otherwise unenforceable, in whole or in part, such provision will be severed from this Arbitration Agreement. All remaining provisions will remain in full force and effect. Nothing in this Arbitration Agreement in any way affects or impacts the waivers and releases in the Agreement, which shall be enforced pursuant to its terms and to the maximum extent permitted by applicable law.
12.Acknowledgment With Respect to Releases/Effective Date: You acknowledge and agree that the releases given above include a waiver and release of any and all claims which you have or may have against Employer and Employer Releasees, individually and collectively, including, without limitation, any and all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. (“ADEA”). The waivers and releases above are given only in exchange for consideration (something of value) in addition to anything of value to which you are otherwise already entitled. The waiver and releases set forth above do not waive rights or claims that may arise after the date on which you sign this Agreement. You acknowledge that:
(a)    You have carefully read and fully understand all of the terms and provisions of this Agreement;
(b)    This Agreement is written in a manner calculated to be and is understood by you;
(c)    You knowingly and voluntarily waive and release the Released Claims and agree to all of the terms and provisions of this Agreement;
(d)    You knowingly and voluntarily intend to be legally bound by all of the terms and provisions of this Agreement;
(e)    You were previously advised, and are hereby advised in writing to consult with an attorney of your choice before executing this Agreement;
(f)    You have a full 21 days from the date you are presented with this Agreement to consider whether or not to sign this Agreement; and
(g)    To the extent you execute this Agreement before the expiration of the 21-day period, you do so knowingly and voluntarily.
You have the right to cancel and revoke this Agreement during the 7 calendar days following the day on which you execute this Agreement as evidenced by the date beneath your signature. This Agreement shall not become effective, and no money or other consideration shall be paid hereunder, and no other Employer duty hereunder will arise until the expiration of such 7-day period provided you do not revoke. You should send your signed Agreement and any written revocation to Darin S. Moss, Vice President Human Resources, Occidental Petroleum Corporation, 5 Greenway Plaza, Houston, Texas 77046, xxxxxxxx@xxx.com, prior to the expiration of the 21 and 7-day periods referenced above. In accordance with Paragraph 1, this Agreement shall take effect at 12:00 a.m. on the eighth day after you sign this Agreement, provided you have not revoked this Agreement.
13.Severability: If any part of this Agreement, with the exception of Paragraph 8, is held by any tribunal of appropriate jurisdiction to be invalid or unenforceable, that part shall be stricken from this Agreement and all other terms of this Agreement shall remain in full force and effect to the full extent permitted by law, and a court or arbitrator shall have the power to interpret and reform the invalid or unenforceable provision so as to comply with legal requirements and the intent of the parties. Paragraph 8 is the essence of this Agreement and should any part of this paragraph be deemed invalid or unenforceable, this Agreement shall be null and void and any consideration received under this Agreement shall be returned to Employer. This requirement of returning the consideration received under this Agreement does not apply to any challenge you might make to the knowing and voluntary nature of the release of claims under the Older Workers Benefit Protection Act (OWBPA) and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws.
14.Successors: This Agreement shall be binding upon you, your heirs, executors and assigns and upon Employer, and all of its successors and assigns.
15.Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law rules or principles thereof, and shall be construed according to its ordinary meaning and not for or against either party.
16.Section 409A: This Agreement shall be interpreted in accordance with all applicable requirements of Section 409A, and any distribution, acceleration or election feature of this Agreement subject to Section 409A that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result. Further, your right to receive any portion of the payments provided under this Agreement in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Payment of any benefits and reimbursements by OPC that is required under this Agreement and that is not exempt from Section 409A shall comply with Section 409A’s requirements for reimbursement or in-kind benefit plans, as set forth in regulation section 1.409A-3(i)(1)(iv) (or any successor provision). For purposes of satisfying such requirements under Section 409A, the following rules shall apply but only to the extent that the payment of benefits or reimbursements, as applicable, is subject to Section 409A: (a) the amount of payments made during one taxable year for you shall not affect the amount of such payments in any other taxable year; (b) in the case of reimbursement payments, a payment shall be made by the last day of your taxable year following the taxable year in which the expense was incurred and (c) your right to payments by OPC of benefits or reimbursements under this Agreement shall not be subject to liquidation or exchange for any other benefit. If you are a “specified employee” (within the meaning of Section 409A) as of your Retirement Date and an amount payable under this Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then OPC shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first payday after such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon your termination of employment, shall only be paid or provided to you upon your separation from service (within the meaning of Section 409A). Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you may not be reduced by, or offset against, any amount owing by you to OPC. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and OPC shall not have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. OPC makes no representations concerning the tax consequences of your participation in this Agreement under Section 409A or any other Federal, state or local tax law. Your tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.
17.Address for Communications: You shall keep Employer informed of (i) your official residence and personal email address for purposes of communications pursuant to this Agreement and under benefit plans and (ii) your designated bank account if you choose to receive payments pursuant to this Agreement through direct deposit.
18.No Admission of Liability: This Agreement does not constitute an admission by any party hereto of wrongdoing or liability and it shall not be construed as such.
19.No Attorneys’ Fees or Costs: Each party to this Agreement shall bear its own attorney fees and costs of any kind incurred in connection with the negotiation, review and finalization of this Agreement.
20.Return of Incorrect Payments: If you receive Retirement payments, benefit award amounts (in cash or equity), distributions of deferred amounts or other property or compensation from OPC to which you are not entitled hereunder or which otherwise should have been withheld for taxes or otherwise, then, and in such event, you shall hold such Retirement payments, benefit award amounts, distributions or other property or compensation in trust for the benefit of, and shall immediately pay over or deliver such property to, Employer. If Employer has continuing payment obligations under this Agreement at the time such error in payment is discovered, Employer may offset such payment obligations against your obligations under this Paragraph 20.
21.Protected Conduct: The following describes activities and conduct that are “Protected Conduct”. Nothing in this Agreement or any other OPC agreement, policy, practice, directive, or representation:
(a)prohibits or impedes you, or any employee or former employee of the Company, from communicating directly with the Securities and Exchange Commission (the “SEC”) or its staff. Also, if you have initiated communication with the SEC relating to a possible securities law or rule violation, nothing in this Agreement prohibits or impedes your ability to continue to communicate directly with the SEC about possible securities law or rule violations without first seeking consent, written or oral, of OPC;
(b)prevents you from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the SEC, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency or entity charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration;
(c)requires you to disclose to Employer any such filing, communication or participation
(d)limits or eliminates your right to receive an award from a government agency (not from OPC or other Employer Releasee) for information provided to a government agency.

(e)limits or affects your right to disclose or discuss sexual misconduct, abuse, hostile work environment, harassment or assault disputes or events, or any other unlawful or unsafe Employer conduct or practices; or
(f)limits or affects your right to challenge the knowing and voluntary nature of the release of claims under the ADEA,

You understand and agree that a disclosure of confidential or trade secret information by you to a Government Agency shall comply with and not exceed the limitations of what is considered a protected disclosure under the Defend Trade Secrets Act (18 U.S.C. §1833(b)) (the “DTSA”). You understand that under the DTSA you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any confidential information that constitutes a trade secret to which the DTSA applies that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. You acknowledge notice of your rights under the DTSA which are described more fully in OPC Speak-Up and Non-Retaliation Policy (Policy No. 91:80:00)).

22.Cooperation:  You agree to cooperate with the Released Parties regarding business or legal matters within your knowledge or responsibility.  Without limiting the foregoing, you agree (a) to respond to inquiries by or meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide adequate responses regarding business matters and truthful testimony regarding legal matters within your knowledge or responsibility; and (c) to provide Employer with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law.  Employer will reimburse you for reasonable expenses incurred in connection with the cooperation described in this paragraph.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

EXECUTIVE		OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Vicki Hollub	By:	/s/ Darin S. Moss
Name printed:	Vicki Hollub		DARIN S. MOSS
VICE PRESIDENT HUMAN RESOURCES